Exhibit 4.1

EXECUTION VERSION

CALL AGREEMENT

This CALL AGREEMENT (this “Agreement”) dated as of November 1, 2012 is entered into between GERALD L. JENSEN, THRIFT OPPORTUNITY HOLDINGS, LP, JENCO PETROLEUM CORPORATION, CARITAS TRUST, ANIMOSUS TRUST, NITOR TRUST (together, the “Purchaser”) and NGL ENERGY PARTNERS LP, a Delaware limited partnership (“NGL”).

RECITALS:

WHEREAS, on October 23, 2012, Black Hawk Gathering, L.L.C., a Texas limited liability company (“Black Hawk”),  Midstream Operations L.L.C., a Texas limited liability company (“Midstream”), Pecos Gathering & Marketing, L.L.C., a Texas limited liability company (“Pecos”), Striker Oilfield Services, LLC, a Texas limited liability company (“Striker”), and TransWest Leasing, LLC, a Texas limited liability company (“TransWest,” and together with Black Hawk, Midstream, Pecos and Striker, the “Pecos Entities”), the owners of the Pecos Entities, NGL and Gerald L. Jensen entered into that certain Equity Purchase Agreement (the “Purchase Agreement”); and

WHEREAS, the closing of the transactions contemplated by the Purchase Agreement have occurred simultaneously with the execution of this Agreement by the parties hereto; and

WHEREAS, pursuant to the requirement in the Purchase Agreement that this Agreement be entered into, and as part of the consideration for completing the transactions contemplated by the Purchase Agreement, the Pecos Entities and NGL have agreed that the Purchaser and NGL shall enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             Definitions.  The following terms have the meanings specified or referred to in this Section 1:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Call Price” shall have the meaning set forth in Section 2(a).

“Agreed Value” shall mean $24.531 per Unit.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means, as applied to any Person, any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, judgment, decree, or other legally enforceable requirement or rule of law of any Governmental Authority that is, in any case, binding upon or applicable to such Person.

“Black Hawk” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Dallas, Texas are authorized or required by Applicable Law to be closed for business.

“Call Closing” has the meaning set forth in Section 2(a).

“Call Notice” has the meaning set forth in Section 2(b).

“Call Period” has the meaning set forth in Section 2(b).

“Closing Date” has the meaning specified in Section 2(b).

“Code” means Internal Revenue Code of 1986, as amended.

“Consent” means any authorization, consent, order or approval of, or registration, declaration, notice or filing with, or any advice to, or any expiration of one or more waiting periods imposed by, any Governmental Authority or any third party, in each case, that is necessary in order to consummate the transactions contemplated by this Agreement.

“Exchange Act” has the meaning set forth in Section 3(i)(1).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, or any arbitrator, court or tribunal of competent jurisdiction.  For purposes of adding additional clarity only, the parties agree that the NYSE shall, wherever applicable, constitute a “Governmental Authority.”

“Indemnified Person” has the meaning set forth in Section 6(d).

“Indemnifying Person” has the meaning set forth in Section 6(d).

“Liabilities” means any liability that would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles, but shall not extend to or include other debts, obligations, duties or liabilities of any kind, character or description.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“Losses” has the meaning set forth in Section 6(b).

“Midstream” has the meaning set forth in the recitals.

“NGL” has the meaning set forth in the preamble.

“NGL Financial Statements” has the meaning set forth in Section 3(i)(2).

“NGL SEC Reports” has the meaning set forth in Section 3(i)(1).

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of NGL, dated as of May 10, 2011, as amended to the date hereof.

“Pecos” has the meaning set forth in the recitals.

“Pecos Entities” has the meaning set forth in the recitals.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Purchase Agreement” has the meaning set forth in the recitals.

“Purchaser” has the meaning set forth in the preamble.

“Registration Rights Agreement” refers to that Registration Rights Agreement, dated October 3, 2011 relating to the NGL Units, as amended or supplemented thereafter.

“SEC” has the meaning set forth in Section 3(i)(1).

“Securities Act” has the meaning set forth in Section 3(i)(1).

“Sellers’ Call” has the meaning set forth in Section 2(a).

“Striker” has the meaning set forth in the recitals.

“Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, margins, registration, profits, license, lease, service, service use, value added, withholding, payroll, employment, unemployment, social security, disability, estimated, alternative or add on minimum, excise, severance, environmental, stamp, occupation, premium, capital stock, property (real or personal), escheat, real property gains, windfall profits, wealth, net wealth, net worth, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions, fines or penalties with respect thereto and any interest in respect of such additions, fines or penalties whether disputed or not.

“TransWest” has the meaning set forth in the recitals.

“Units” has the meaning set forth in Section 2(a).

2.             Call.

(a)           Call Mechanics.  Subject to the terms and provisions hereof, the Purchaser hereby agrees to buy, and NGL hereby agrees, pursuant to the authority granted to NGL in Section 5.6 of the Partnership Agreement to issue and sell to the Purchaser (the “Sellers’ Call”), in a single transaction, an amount of common units of NGL (the “Units”) at an aggregate purchase price between Forty-Five Million Dollars ($45,000,000) and Sixty Million Dollars ($60,000,000), to be paid in cash by the Purchaser at the closing of the Sellers’ Call (the “Call Closing”).  The Purchaser shall have the sole discretion to choose the aggregate purchase price for the Units to be purchased pursuant to the Sellers’ Call (the “Aggregate Call Price”), subject to the required range set forth above.  The precise number of Units to be purchased shall be determined by dividing the Aggregate Call Price by the Agreed Value; provided, however, NGL shall not be obligated to issue and the Purchaser shall not be obligated to acquire any fractional Units (such that the exact number of Units to be acquired shall be rounded up or down to the nearest whole Unit).  The Purchaser hereby agrees to be bound by the terms of NGL’s partnership agreement upon issuance of the Units.

(b)           Call Notice; Call Closing.  During that period beginning on November 5, 2012, and continuing until November 7, 2012 (the “Call Period”), the Purchaser shall deliver to NGL a written notice (the “Call Notice”) specifying (i) the Aggregate Call Price of the Units to be purchased and (ii) the date specified by the Purchaser on which the Call Closing will be consummated (such date to occur no sooner than two (2) Business Days following the delivery of the Call Notice and no later than four (4) Business Days following delivery of the Call Notice) (as so specified, the “Closing Date”).

(c)           Deemed Call.  In the event that the Purchaser shall not deliver a Call Notice to NGL prior to November 7, 2012, the parties agree that Purchaser shall be deemed to have submitted a Call Notice on the last day of the Call Period specifying an Aggregate Call Price of Forty-Five Million Dollars ($45,000,000) and a Closing Date of four (4) Business Days thereafter.

(d)           Closing Deliveries.  At 10:00 A.M. local time on the Closing Date, the parties agree to meet at the offices of High Sierra Energy, LP, an Affiliate of NGL, in Denver, Colorado (such precise location referenced in Section 8(b) below) and take the following actions:

1.             Purchaser shall pay to NGL the amount of the Aggregate Call Price by wire transfer of immediately available funds;

2.             NGL shall deliver to Purchaser proof, reasonably acceptable to Purchaser, that such Units have been irrevocably issued in book entry form to Purchaser (or such other Persons as directed by Purchaser);

3.             NGL shall execute and deliver the Closing Certificate attached as Annex A hereto, dated on and as of the Closing Date;

4.             To the extent Purchaser is entitled to join the Registration Rights Agreement, each of NGL and Purchaser shall execute a counterpart of the Amendment and Joinder to Registration Rights Agreement attached as Annex B hereto;

5.             NGL shall execute and deliver (or cause to be executed and delivered) such additional documents, instruments, conveyances, certificates and assurances, and shall take or cause to be taken such further actions as may reasonably be required or requested by Purchaser in its reasonable discretion to carry out the provisions hereof and to give effect to the complete transfer of the specified Units.

No deliveries called for hereby shall be deemed made or effective until such deliveries have been made or waived in writing.

3.             Representations and Warranties of NGL.

NGL represents and warrants to the Purchaser on the date hereof as follows:

(a)           Good Standing and Other Matters. NGL is validly existing and in good standing under the laws of the State of Delaware U.S.A. and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  A true, correct and complete copy of NGL’s partnership agreement, in effect on the date of this Agreement, has been delivered to the Purchaser.

(b)           Issuance of Units. The Units (i) have been duly authorized and are being validly issued, fully paid and non assessable, (ii) are being issued in compliance with all applicable state and federal securities laws, and (iii) are not being issued in violation of any preemptive rights.

(c)           Authority. NGL has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated herein.  The execution and delivery by NGL of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of NGL. This Agreement has been duly and validly executed and delivered by NGL and, assuming that this Agreement constitutes the valid and binding agreement of the other party hereto, constitutes the valid and binding obligations of NGL, enforceable against NGL in accordance with the terms and conditions hereof, except that the enforcement hereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(d)           No Conflict; Required Filings and Consents. The execution, delivery and performance by NGL of this Agreement does not, and the consummation by NGL of the transactions contemplated herein will not, (i) violate or result in any breach of any provision of the partnership agreement of NGL; (ii) violate or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, any of the terms, conditions or provisions of any contract of NGL or any other agreement to which NGL is a party; (iii) violate any Applicable Law binding upon NGL or by which or to which a material portion of NGL’s assets is bound; or (iv) result in the imposition or creation of any Lien on any asset of NGL.  Except for appropriate filings with the New York Stock Exchange (which will be complete upon issuance), no Consent of any Governmental Authority is required by NGL in connection with the execution, delivery and performance by NGL of this Agreement or the consummation by NGL of the transactions contemplated herein.

(e)           Absence of Certain Changes or Events. Since January 1, 2012 and prior to the date of this Agreement, with the understanding that NGL merged with High Sierra Energy during 2012, NGL has conducted its business in all material respects in the ordinary course of business and consistent with past practices.  Since January 1, 2012 and prior to the date of this Agreement, there has not occurred and NGL has not incurred or suffered, any material adverse effect.

(f)            Compliance with Applicable Laws.  NGL has, during the three (3) year period prior to this Agreement, (i) complied with all Applicable Laws, except to the extent the failure to so comply would not be reasonably likely to have a material adverse effect, and (ii) held all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Authorities necessary for the lawful conduct of its business, except to the extent failure to hold such items would not be reasonably likely to have a material adverse effect.  NGL is, as of the date of this Agreement, in material compliance with all material permits.  As of the date of this Agreement, no investigation or review by any Governmental Authority that is material to NGL is pending or, to the knowledge of NGL, threatened.

(g)           Absence of Litigation. As of the date of this Agreement, there is no material claim, action, suit, arbitration, grievance, inquiry, judicial or administrative proceeding (public or private), investigation, audit, hearing, notice of violation, citation, summons, charge, complaint or demand of any nature, judicial, administrative, regulatory, arbitral or otherwise, whether at law or in equity, pending by or before any court, arbitrator or other Governmental Authority, nor are there any reviews or investigations material to NGL pending or, to the knowledge of NGL, threatened against or involving NGL or any of the material assets owned or used by NGL.

(h)           Taxes.  For federal income Tax purposes (and to the extent applicable for state Tax purposes as well), NGL is treated as a partnership.  Not more than ten percent (10%) of NGL’s gross income for the taxable year of NGL during which the closing of the transactions contemplated by the Purchase Agreement occurs, and the following taxable year of NGL, shall fail to constitute “qualifying income” within the meaning of Code Section 7704(d), except in the case of a merger or acquisition of NGL or a material change in the regulatory or Tax environment.

(i)            SEC Reports and Financial Statements.

1.             From January 1, 2011 through the Closing Date, NGL has filed or furnished all forms, reports and documents with the Securities and Exchange Commission (the “SEC”) required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (collectively, the “NGL SEC Reports”).  None of the NGL SEC Reports, including, without limitation, any financial statements or schedules included therein, at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

2.             The consolidated balance sheets and the related consolidated statements of income, unitholders’ equity (deficit) and cash flows (including the related notes thereto) of NGL included in the NGL SEC Reports (collectively, the “NGL Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods involved (except as otherwise noted therein or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), and present fairly in all material respects the consolidated financial position of NGL and its consolidated subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments).

(j)            Undisclosed Liabilities. NGL does not have any Liabilities of the nature required to be disclosed in a balance sheet in accordance with generally accepted accounting principles that is not shown on or provided for in the NGL Financial Statements, other than Liabilities incurred or accrued in the ordinary course consistent with past practice since July 31, 2012 or incurred in connection with transactions disclosed in the NGL SEC Reports.

(k)           No Directed Selling Efforts or General Solicitation.  Neither NGL nor, to NGL’s knowledge, any Person acting on its behalf, has conducted any “general solicitation” or “general advertising” (as those terms are used defined in Rule 502 of Regulation D under the Securities Act) in connection with the offer or sale of any of the Units, including the Units offered hereby.

(l)            No Integrated Offering.  Neither NGL nor any of its Affiliates, nor, to NGL’s knowledge, any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any NGL security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by NGL on Section 4(2) of the Securities Act for the exemption from the registration requirements imposed under Section 5 of the Securities Act for the transactions contemplated hereby or that would require such registration under the Securities Act.

(m)          Private Placement.  Provided that Purchaser’s representations in Section 4 are true and correct, the offer, sale and issuance of the Units to the Purchaser as contemplated hereby is exempt from the registration requirements of the Securities Act.  NGL has not provided to the Purchaser any information that is material, non-public information, other than information regarding the transactions contemplated by this Agreement and the Purchase Agreement.

(n)           Listing.  The Units are listed and posted for trading on the NYSE, and NGL has not received any notification (written or oral) from the NYSE to the effect that NGL is not in compliance with the listing or maintenance requirements of the NYSE.

4.             Representations and Warranties of the Purchaser.

The Purchaser represents and warrants to NGL as follows:

(a)           Investment Intent; Experience.  The Purchaser is acquiring Units for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. The Purchaser (either alone or together with its advisors) is (i) a sophisticated investor with sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Units, (ii) has been provided with or has had the opportunity to obtain information as desired to evaluate the merits and risks of its investment in the Units and (iii) is capable of bearing the economic risks of such investment. The Purchaser is aware that, when issued at the Call Closing, the Units (i) will not be registered under the Securities Act or under any state or foreign securities Laws and (ii) will constitute “restricted securities” under federal securities laws and that under such laws and applicable regulations, none of such Units can be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

(b)           Accredited Investor.  The Purchaser (i) is an “accredited investor” (as such term is defined in Rule 501 of Regulation D under the Securities Act, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act), (ii) is able to bear the economic risk of its investment in NGL and (iii) has sufficient net worth to sustain a loss of its entire investment in NGL without economic hardship if such loss should occur.

(c)           Legend.  The Purchaser understands that, until such time as a registration statement has been declared effective and the Units are sold thereunder, or the Units are sold pursuant to Rule 144 under the Securities Act, the Units will bear a restrictive legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO NGL THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR THE SUBMISSION OF SUCH OTHER EVIDENCE SATISFACTORY TO NGL TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT.”

5.             Covenants.

NGL agrees as follows:

(a)           Tax Treatment.

1.             NGL will treat the issuance of the Units to Purchaser for cash pursuant to Section 5.5(d)(i) of the Partnership Agreement as a non-de minimis issuance of Partnership Interests (as defined in the Partnership Agreement) and, pursuant to Section 6.2(b) of the Partnership Agreement, shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities (as defined in the Partnership Agreement) attributable to the Adjusted Property (as defined in the Partnership Agreement) of NGL with respect to the issuance of Units to Purchaser pursuant to Section 5.6 of the Partnership Agreement.

2.             NGL will record and will cause all representatives, agents and accountants of NGL to record in NGL’s books and records the initial aggregate tax basis at the Call Closing for U.S. federal income tax purposes of Units purchased by the Purchaser in accordance with this Agreement in an amount equal to the sum of the Aggregate Call Price and such Units’ allocable share of NGL’s liabilities as determined pursuant to Section 752 of the Code and the Treasury regulations thereunder, and Purchaser shall receive in its capital account of NGL with respect to such Units an initial balance as of the Call Closing an amount equal to the Aggregate Call Price.

(b)           Reports.  Neither NGL nor any other Person acting on its behalf will provide the Purchaser or its agents or counsel with any information that NGL believes constitutes material non-public information, unless prior thereto the Purchaser shall have executed a written agreement regarding the confidentiality and non-use of such information.  NGL is presently a reporting issuer under the Exchange Act and will use its reasonable efforts to remain a reporting issuer under the Exchange Act.  NGL understands and confirms that the Purchaser shall be relying on the foregoing representations in effecting transactions in Units.

(c)           Cooperation.  With a view to making available to the Purchaser the benefits of certain rules and regulations of the SEC which at any time permit the sale of the Units to the public without registration, so long as the Purchaser still owns the Units issued pursuant to this transaction, NGL shall use its commercially reasonable efforts to:

1.             make and keep adequate current public information available, as those terms are understood and defined in Rule 144;

2.             file with the SEC in a timely manner all reports and other documents required of NGL under the Exchange Act;

3.             furnish to Purchaser, upon any reasonable request, a written statement by NGL as to its compliance with Rule 144, a copy of the most recent annual or quarterly report of NGL, and such other reports and documents of NGL as Purchaser may reasonably request in availing itself of any rule or regulation of the SEC allowing Purchaser to sell any such securities without registration; and

4.             take any other steps reasonably necessary to allow the Purchaser to sell such Units pursuant to Rule 144.

(d)           Removal of Legend.  The Purchaser may request that NGL remove, and NGL agrees to authorize the removal of any legend from the Units following any sale of such securities pursuant to Rule 144.  Following the time a legend is no longer required for the Units acquired hereunder, NGL will, no later than three (3) Business Days following the delivery by Purchaser to NGL or NGL’s transfer agent of a legended certificate representing such securities, deliver or cause to be delivered to Purchaser a certificate representing such securities that is free from all restrictive and other legends.

6.             Survival and Indemnification.

(a)           Survival.  All representations, warranties, covenants and agreements contained in this Agreement shall survive the execution and delivery hereof.

(b)           Indemnification by NGL.  NGL agrees to indemnify and hold harmless, the Purchaser and Affiliates of the Purchaser and the directors, officers, employees and agents of each of them and their respective Affiliates, from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorney fees and disbursements and other expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement hereof) (collectively, “Losses”) to which such Person may become subject as a result of any breach of representation, warranty, covenant or agreement made by, or to be performed on the part of, NGL under this Agreement, and will reimburse any such Person for all such amounts as they are incurred by such Person.

(c)           Indemnification by the Purchaser.  The Purchaser agrees to indemnify and hold harmless, NGL and Affiliates of NGL and the directors, officers, employees and agents of each of them and their respective Affiliates, from and against any and all Losses to which such Person may become subject as a result of any breach of representation, warranty, covenant or agreement made by, or to be performed on the part of, the Purchaser under this Agreement, and will reimburse any such Person for all such amounts as they are incurred by such Person.

(d)           Conduct of Indemnification Proceedings.  Promptly after receipt by any Person (the “Indemnified Person”) of notice of any demand, claim or circumstances which would or might give rise to a claim or the commencement of any action, proceeding or investigation in respect of which indemnity may be sought pursuant to either Section 6(b) or 6(c) above, such Indemnified Person shall promptly notify either NGL or the Purchaser, as the case may be (the “Indemnifying Person”) in writing and the Indemnifying Person shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall assume the payment of all fees and expenses; provided, however, that the failure of any Indemnified Person to notify the Indemnifying Person shall not relieve the Indemnifying Person of its obligations hereunder except to the extent that the Indemnifying Person is actually and materially prejudiced by such failure to notify.  In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the retention of such counsel; or (ii) in the reasonable judgment of counsel to such Indemnified Person representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned, but if there be a final judgment for the plaintiff, the Indemnifying Person shall indemnify and hold harmless such Indemnified Person from and against any Losses by reason of such judgment.  Without the prior written consent of the Indemnified Person, the Indemnifying Person shall not effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Person from all liability arising out of such proceeding.

7.             Termination.

(a)           Right to Terminate.  This Agreement may be terminated in the sole discretion of the Purchaser by notice to NGL given prior to the Call Closing in the event that NGL shall have failed, refused or been unable to perform all obligations and satisfy all conditions on its part to be performed or satisfied hereunder at or prior thereto (including, for this purpose, the inability or unwillingness to execute and deliver the Closing Certificate) or, if after the date hereof but at or prior to the Call Closing:

1.             NGL or any of its subsidiaries shall have had a material adverse effect;

2.             trading in securities of NGL shall have been suspended for more than one trading day; or

3.             trading in securities generally in the New York Stock Exchange shall have been suspended for more than one trading day.

(b)           Effect of Termination.  Termination of this Agreement pursuant to this Section 7 shall be without liability to any party to any other party except as provided in Section 6(a) hereof.

8.             Miscellaneous.

(a)           Successors and Assigns.  This Agreement may not be assigned by a party hereto without the prior written consent of NGL or the Purchaser, as applicable; provided, however, that the Purchaser may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate or to a third party, that is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act, and that shall agree in writing to be bound by the terms and conditions of this Agreement.  The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties.  Except for the Indemnified Persons, which are express intended third party beneficiaries of this Agreement, and except for provisions of this Agreement expressly to the contrary, nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

(b)           Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) on the next Business Day if sent by a nationally recognized overnight courier (with written or electronic confirmation of receipt); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the fifth (5th) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8(b)):

If to the Purchaser:

Gerald L. Jensen
1001 Almont Place
Midland, Texas 79705
Facsimile:  432.620.0108
E-mail:  midopco@gmail.com

with mandatory copies to:

Gerald L. Jensen
240 St. Paul Street, Suite 305

Denver, Colorado  80206
Facsimile:  432.620.0108
E-mail:  midopco@gmail.com

and

Andrews Kurth LLP
1717 Main Street, Suite 3700
Dallas, Texas 75201
Facsimile:  214.659.4891
E-mail: davidwashburn@andrewskurth.com
Attention:  J. David Washburn, Esq.

If to NGL:

NGL Energy Partners LP
6120 S. Yale, Suite 805
Tulsa, Oklahoma  74136
Facsimile:  918.492.0990
E-mail:  michael.krimbill@nglep.com
Attention:  H. Michael Krimbill

with mandatory copies to:

Bill Laughlin
Sr. Vice President, General Counsel and Secretary
High Sierra Energy, LP
3773 Cherry Creek North, Suite 1000
Denver, Colorado  80209
Facsimile:  303.370.7109
E-mail:  blaughlin@highsierraenergy.com

and

Locke Lord LLP
600 Travis Street, Suite 2800
Houston, Texas  77002
Facsimile:  713.229.2642
E-mail:  EJohnson@lockelord.com
Attention:  J. Eric Johnson, Esq.

(c)           Further Assurances.  The parties agree to do all things and to deliver all instruments and documents necessary to accomplish the purposes of this Agreement, and to provide to one another such information and assistance necessary to enable one another to do the same.

(d)           Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Texas, without regard to any conflict of law provisions thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NGL ENERGY PARTNERS LP

NGL Energy Holdings LLC,
its general partner

By:	/s/ James Burke
Name:	James Burke
Title:	CEO, High Sierra Energy

PURCHASER:

/s/ Gerald L. Jensen
Gerald L. Jensen

THRIFT OPPORTUNITY HOLDINGS, LP

By:	Jensen Opportunity Management, LLC, its General Partner

	By:	/s/ Gerald L. Jensen
	Name:	Gerald L. Jensen
	Title:	Manager

JENCO PETROLEUM CORPORATION

By:	/s/ Gerald L. Jensen
Name:	Gerald L. Jensen
Title:	President

CARITAS TRUST

By:	/s/ Jonathan E. Jensen
Name:	Jonathan E. Jensen
Title:	Co-Trustee

By:	/s/ Amy Jensen
Name:	Amy Jensen
Title:	Co-Trustee

ANIMOSUS TRUST

By:	/s/ Jonathan E. Jensen
Name:	Jonathan E. Jensen
Title:	Trustee

NITOR TRUST

By:	/s/ Jonathan E. Jensen
Name:	Jonathan E. Jensen
Title:	Trustee